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                                                                    Exhibit 10mm

                                                                            2004
                                                                          Form L
                                                            Transferrable Option
                                                                   Cash or Stock
                                                                    Annual Grant

                         BRUSH ENGINEERED MATERIALS INC.

                       Nonqualified Stock Option Agreement

            WHEREAS_______________ (hereinafter called the "Optionee") is a non-employee director of Brush Engineered Materials Inc. (hereinafter called the "Company") who has never been an employee of the Company or any subsidiary ("Eligible Director").

            WHEREAS, the Company's 1997 Stock Incentive Plan for Non-Employee Directors (as Amended and Restated as of May 1, 2001) (the "Plan") provides for the automatic grant to each Eligible Director, on the business day next following the day of each annual meeting of the Company's shareholders, of an option to purchase a number of shares of the Company's Common Stock, without par value ("Common Stock"), determined by the committee (the "Committee") established by the Plan, not to exceed 2,000 shares; and

            WHEREAS, this Nonqualified Stock Option Agreement has been duly approved by the Committee;

            NOW THEREFORE, this Agreement shall evidence and confirm the Company's grant to the Optionee of an option to purchase ______ shares of Common Stock, at the price of $______ per share ("option price"), and agrees to cause certificates for any shares purchased hereunder to be delivered to the Optionee upon receipt of the purchase price, all subject, however, to the terms and conditions of the Plan and the terms and conditions hereinafter set forth. The option price shall be payable (i) in cash, (ii) by the transfer to the Company by the Optionee of nonforfeitable, unrestricted shares of Common Stock of the Company held by the Optionee for more than one year and having a fair market value at the time of exercise of this option equal to the total option price of the shares of Common Stock which are the subject of such exercise, or (iii) by a combination of such methods of payment.

            1. This option (unless terminated as hereinafter provided) shall be exercisable in full after the Optionee shall have been a director of the Company for a period of six (6) months from the date hereof. Notwithstanding the foregoing, this option shall become immediately exercisable in full by the optionee's legal representative if the Optionee should die while serving as a director of the Company. If the Optionee subsequently becomes an employee of the Company while remaining a member of the Board of Directors, this option shall not be affected thereby. To the extend exercisable, this option may be exercised in whole or in part from time to time.

            2. This option shall terminate on the earliest of the following dates:

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            (A) Three months after the date of termination of service on the
Board of Directors by the Optionee, other than after completion of 5 years of service as a Director or by reason of total and permanent disability or death.

                (B) Five years after (i) termination of the Optionee's service after completing 5 years of service as a Director or (ii) the total and permanent disability of the Optionee.

                (C) Ten years from the date on which this option was granted.

Neither the Plan, nor the granting of this option nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the optionee has a right to continue as a director for any period of time, or at any particular rate of compensation.

                3. (A) Except as provided in Section 3 (B) below, this option shall not be transferable by the Optionee except by will or the laws of descent and distribution, and this option shall be exercisable during the lifetime of the Optionee only by the Optionee or, in the event of the Optionee's legal incapacity to do so, by the Optionee's guardian or legal representative acting on behalf of the Optionee in a fiduciary capacity under state law and court supervision.

                   (B) Notwithstanding Section 3 (A) above, this option may be transferable by the Optionee, without payment of consideration therefor, to any one or more members of the immediate family of Optionee (as defined in Rule 16a-1(e) under the Securities Exchange Act of 1934), or to one or more trusts established solely for the benefit of such members of the immediate family or to partnerships in which the only partners are such members of the immediate family of the Optionee; provided, however, that such transfer will not be effective until notice of such transfer is delivered to the Company; and provided, further, however, that any such transferee is subject to the same terms and conditions hereunder as the Optionee.

                4. This option shall not be exercisable if such exercise would involve a violation of any applicable state securities law, and the Company hereby agrees to make reasonable efforts to comply with any applicable state securities law. If the Ohio Securities Act shall be applicable to this option, it shall not be exercisable unless under said Act at the time of exercise the shares of Common Stock or other securities purchasable hereunder are exempt, are the subject matter of an exempt transaction, are registered by description or by qualification, or at such time are the subject matter of a transaction which has been registered by description.

                5. This option shall not be exercisable if at the time of exercise such exercise would require registration under the Securities Act of 1933, as amended, or any similar federal securities law then in effect, of the shares of Common Stock or other securities to be purchased hereunder and such registration shall not then be effective. The Company hereby agrees to make reasonable efforts to effect any such required registration.

                6. The Committee shall make such adjustments in the option price and in the number or kind of shares of Common Stock or other securities covered by this option as such Committee in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of the Optionee that otherwise would

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result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, or (b) any merger, consolidation, reorganization, partial or complete liquidation, or
(c) any other corporate transaction or event having an effect similar to any of the foregoing.

            7. This option is intended to be a nonqualified stock option, and will not be treated as an "incentive stock option" as that letter term is defined in Section 422 of the Internal Revenue Code.

            Executed at Cleveland, Ohio this _____ day of ____, 2004.

                                      BRUSH ENGINEERED MATERIALS  INC.

                                      By _____________________________________
                                          Michael C. Hasychak, Vice President
                                          Treasurer and Secretary

The undersigned Optionee hereby acknowledges receipt of an executed original of this Stock Option Agreement.

                                      Optionee  ________________________________

Form-L-2002